Ex. 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr.
Chief Financial Officer
(214) 631-1166

SILVERLEAF RESORTS, INC.
ANNOUNCES FIRST QUARTER RESULTS

     DALLAS, Texas. (May 12, 2004) — Silverleaf Resorts, Inc. (OTC:SVLF) today announced financial results for its first quarter ended March 31, 2004.

     Total revenue for the first quarter of 2004 increased 4.1% to $43.1 million from $41.4 million in the first quarter of 2003. Vacation Interval sales increased $3.4 million, or 12% over the comparative prior year period.

     “Our first quarter 2004 revenue growth is largely a result of our internal growth strategy, which targets existing Silverleaf Vacation Interval owners,” said Robert E. Mead, Chairman and Chief Executive Officer. “We are very proud of the continued demand among our existing owners for both upgraded and additional Vacation Intervals. We believe this is a testament to our attractive properties and our customer service. As to first time purchasers, we continue to focus our marketing programs on potential purchasers who meet or exceed minimum credit characteristics established by the Company.”

     For the quarter ended March 31, 2004, net income was $2.3 million, or $0.06 per diluted share, on approximately 38.9 million weighted average common and common equivalent shares outstanding (“shares outstanding”), compared to a net loss of $25.8 million, or $0.70 loss per diluted share, on approximately 36.8 million shares outstanding, for the quarter ended March 31, 2003. As previously disclosed, during the quarter ended March 31, 2003, the Company increased its provision for uncollectible notes an additional $28.7 million over the original estimate for that quarter.

     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

     This release contains certain forward-looking statements that involve risks and uncertainties and actual results many differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2003 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 29, 2004.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Revenues:
Vacation Interval sales	$31,987	$28,557
Sampler sales	446	485

Total sales	32,433	29,042
Interest income	8,926	8,768
Management fee income	300	471
Gain on sales of notes receivable	426	1,934
Other income	1,019	1,207

Total revenues	43,104	41,422
Costs and Operating Expenses:
Cost of Vacation Interval sales	6,035	5,042
Sales and marketing	16,467	16,299
Provision for uncollectible notes	6,400	34,666
Operating, general and administrative	6,483	6,891
Depreciation and amortization	1,096	1,182
Interest expense and lender fees	4,282	4,407

Total costs and operating expenses	40,763	68,487
Other Income:
Gain on early extinguishment of debt	—	1,257

Total other income	—	1,257
Income (loss) before benefit (provision) for income taxes	2,341	(25,808)
Benefit (provision) for income taxes	3	(13)

Net income (loss)	$2,344	$(25,821)

Basic income (loss) per share:	$0.06	$(0.70)

Diluted income (loss) per share:	$0.06	$(0.70)

Weighted average shares outstanding:
Basic:	36,841,557	36,826,906

Diluted:	38,885,864	36,826,906

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$5,000	$4,093
Restricted cash	2,665	1,624
Notes receivable, net of allowance for uncollectible notes of $48,565 and $48,372, respectively	191,627	193,379
Accrued interest receivable	2,098	2,169
Investment in Special Purpose Entity	6,822	6,053
Amounts due from affiliates	146	150
Inventories	101,139	101,399
Land, equipment, buildings, and utilities, net	26,899	27,488
Land held for sale	2,991	2,991
Prepaid and other assets	13,869	12,441

TOTAL ASSETS	$353,256	$351,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$7,643	$6,705
Accrued interest payable	1,227	1,087
Amounts due to affiliates	2,205	656
Unearned revenues	3,904	3,712
Notes payable and capital lease obligations	211,638	215,337
Senior subordinated notes	36,591	36,591

Total Liabilities	263,208	264,088

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,249,006 shares issued, 36,843,572 shares outstanding at March 31, 2004, and 36,826,906 shares outstanding at December 31, 2003	372	372
Additional paid-in capital	116,806	116,999
Retained deficit	(22,329)	(24,673)
Treasury stock, at cost, 405,434 shares at March 31, 2004 and 422,100 shares at December 31, 2003	(4,801)	(4,999)

Total Shareholders’ Equity	90,048	87,699

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$353,256	$351,787